Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 20, 2011
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended June 30, 2011, consolidated net income was $1,450,000, while consolidated net income available to common shareholders was $1,239,000, or $0.16 per diluted common share. This compared favorably to net income available to common shareholders of $828,000, or $0.11 per diluted common share for the same period a year ago.

Net interest income remained stable increasing by $56,000 or 0.9% to $6.3 million for the three months ended June 30, 2011, compared to $6.2 million for the same period last year. Year-to-date net interest income increased $201,000 from the previous year to $12.5 million.

Non interest expense for the quarter and six month period ended June 30, 2011 totaled $4.4 million and $8.9 million, respectively, a slight increase over the $4.3 million and $8.8 million for the comparable periods in 2010. This increase was primarily due to the additional salary and overhead costs associated with new branch openings.

The Company has continued to experience solid reductions in non-performing assets in the past year.  As of June 30, 2011, non-performing assets to total assets are 1.62%, or $9.2 million, down from 2.29%, or $11.9 million for the same period a year ago, and also down from the 2.02%, or $11.4 million at March 31, 2011. As of June 30, 2011, seven loan relationships were on non-accrual status totaling $9.0 million.  OREO carrying balances outstanding were reduced to $244,000 as of June 30, 2011, after write downs totaling $291,000 were recorded in the first six months of 2011.

The provision for loan losses during the three months ended June 30, 2011, was $300,000, compared to $1.0 million during the same quarter of last year. However, in the last 12 months the ratio of loan loss reserves to gross loans has been increased from 1.85% to 2.20%.

Total assets were $572.3 million at June 30, 2011, an increase of $53.1 million, or 10.2%, from June 30, 2010. The Bank’s total deposits were $496.2 million as of June 30, 2011, an increase of $60.5 million, or 13.9% over June 30, 2010.  Gross loans decreased by $20.5 million, to $390.5 million as of June 30, 2011, a decrease of 5.0% from June 30, 2010.

“We are pleased with our 2011 performance thus far and are excited to be in a position to seize some opportunities within our footprint.  Our ability to expand and open two new branches this year, in Modesto and Manteca, is evidence of the sustainable strength of Oak Valley Community Bank,” stated Ron Martin, CEO.

The Company currently operates through 13 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, three branches in Modesto; and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop. Their recently opened McHenry Branch in Modesto is the first of two planned for 2011. The second is slated to open this fall in Manteca.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Community Bank

Statement of Condition (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2011	2011	2010	2010	2010

Net interest income	$6,300	$6,206	$6,343	$6,359	$6,244
Provision for loan losses	300	600	1,005	1,005	1,005
Non-interest income	680	671	715	676	732
Non-interest expense	4,401	4,526	3,826	4,188	4,316
Income before income taxes	2,279	1,751	2,227	1,842	1,655
Provision for income taxes	829	586	727	701	616
Net income	1,450	1,165	1,500	1,141	1,039

Preferred stock dividends and accretion	(211)	(210)	(210)	(210)	(211)
Net income available to common shareholders	1,239	955	1,290	931	828

Earnings per common share - basic	0.16	0.12	0.17	0.12	0.11
Earnings per common share - diluted	0.16	0.12	0.17	0.12	0.11
Dividends declared per common share	-	-	-	-	-
Return on average common equity	9.33%	7.48%	9.99%	7.38%	6.84%
Return on average assets	1.03%	0.85%	1.09%	0.86%	0.81%
Net interest margin (1)	4.86%	4.92%	5.01%	5.23%	5.36%
Efficiency Ratio (1)	61.79%	65.09%	53.03%	58.99%	61.21%

Capital - Period End
Book value per share	$7.02	$6.78	$6.64	$6.57	$6.38

Credit Quality - Period End
Nonperforming assets/ total assets	1.62%	2.02%	2.22%	2.00%	2.29%
Loan loss reserve/ gross loans	2.20%	2.22%	2.04%	1.88%	1.85%

Period End Balance Sheet
($ in thousands)
Total assets	$572,262	$562,769	$552,396	$534,879	$519,203
Gross Loans	390,521	395,243	404,194	408,971	411,067
Nonperforming assets	9,245	11,386	12,253	10,690	11,882
Allowance for credit losses	8,591	8,765	8,255	7,700	7,614
Deposits	496,212	485,641	476,739	448,904	435,756
Common Equity	54,134	52,279	51,158	50,605	48,984
Total Capital (2)	67,634	65,779	64,658	64,105	62,484

Non-Financial Data
Full-time equivalent staff	130	125	120	115	117
Number of banking offices	13	12	12	12	12

Common Shares outstanding
Period end	7,713,794	7,713,794	7,702,127	7,702,127	7,681,877
Period average - basic	7,713,794	7,711,401	7,702,127	7,692,900	7,681,877
Period average - diluted	7,745,193	7,742,230	7,719,157	7,729,175	7,720,440

Market Ratios
Stock Price	$5.85	$5.99	$5.90	$5.40	$5.25
Price/Earnings	9.08	11.93	8.88	11.25	12.14
Price/Book	0.83	0.88	0.89	0.82	0.82

(1)  Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(2) Includes $13.5 million in preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.

($ in thousands, except per share)	Six Months Ended June 30,
	2011	2010

Net interest income	$12,506	$12,305
Provision for loan losses	900	2,010
Non-interest income	1,351	1,379
Non-interest expense	8,927	8,761
Income before income taxes	4,030	2,912
Provision for income taxes	1,415	926
Net income	2,615	1,987
Preferred stock dividends and accretion	(421)	(421)
Net income available to common shareholders	2,194	1,566

Earnings per common share - basic	0.28	0.20
Earnings per common share - diluted	0.28	0.20
Dividends declared per common share	-	-
Return on average common equity	8.42%	6.54%
Return on average assets	0.94%	0.78%
Net interest margin (1)	4.89%	5.29%
Efficiency Ratio (1)	63.43%	63.36%

Capital - Period End
Book value per share	$7.02	$6.38

Credit Quality - Period End
Nonperforming assets/ total assets	1.62%	2.29%
Loan loss reserve/ gross loans	2.20%	1.85%

Period End Balance Sheet
($ in thousands)
Total assets	$572,262	$519,203
Gross Loans	390,521	411,067
Nonperforming assets	9,245	11,882
Allowance for credit losses	8,591	7,614
Deposits	496,212	435,756
Common Equity	54,134	48,984
Total Capital (2)	67,634	62,484

Non-Financial Data
Full-time equivalent staff	130	117
Number of banking offices	13	12

Common Shares outstanding
Period end	7,713,794	7,681,877
Period average - basic	7,712,604	7,681,877
Period average - diluted	7,743,707	7,713,312

Market Ratios
Stock Price	$5.85	$5.25
Price/Earnings	10.20	12.77
Price/Book	0.83	0.82